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                                   EXHIBIT 11

                  SIERRA HEALTH SERVICES, INC. AND SUBSIDIARIES

                        COMPUTATION OF EARNINGS PER SHARE

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                                                    YEAR ENDED DECEMBER 31,
                                              1994            1993            1992
                                          -----------     -----------     -----------

NET INCOME . . . . . . . . . . . . . .    $22,204,000     $17,443,000     $13,603,000

EARNINGS PER COMMON SHARE. . . . . . .          $1.71           $1.42           $1.14
                                                -----           -----           -----
                                                -----           -----           -----
Weighted Average Number
of Common Shares . . . . . . . . . . .     13,020,831      12,295,516      11,949,075

                                                     ***************
PRIMARY EARNINGS
PER COMMON AND COMMON
SHARE EQUIVALENTS. . . . . . . . . . .          $1.67           $1.39           $1.12
                                                -----           -----           -----
                                                -----           -----           -----

Weighted Average Number
of Common and Common
equivalent shares. . . . . . . . . . .     13,269,732      12,538,039      12,162,178

                                                     ***************
FULLY DILUTED PRIMARY EARNINGS
PER COMMON AND COMMON
SHARE EQUIVALENTS. . . . . . . . . . .          $1.67           $1.38           $1.11
                                                -----           -----           -----
                                                -----           -----           -----

Weighted Average Number of
Common and Common equivalent shares
assuming full dilution . . . . . . . .     13,310,909      12,615,303      12,302,900


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     Note:  Common Equivalent Shares represent the incremental effect of outstanding stock options and stock appreciation rights.

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